                                                                     EXHIBIT 5.0

                                PIPER & MARBURY
                                    L.L.P.                           WASHINGTON
                             CHARLES CENTER SOUTH                     NEW YORK
                          36 SOUTH CHARLES STREET                   PHILADELPHIA
                        BALTIMORE, MARYLAND 21201-3018                 EASTON
                                 410-539-2530
                               FAX: 410-539-0489




                                 July 31, 1998

RWD Technologies, Inc.
10480 Little Patuxent Parkway, Suite 1200
Columbia, Maryland 21044

     Re:  Registration Statement on Form S-8
          ----------------------------------

Dear Sirs:

    We have acted as counsel for RWD Technologies, Inc., a Maryland corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") which was filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and which registers 2,000,000 shares of the Common Stock of the Company (the "Shares") to be issued pursuant to the RWD Technologies, Inc. 1998 Omnibus Stock Incentive Plan (the "Plan"), duly adopted by the Company's Board of Directors at a meeting at which a quorum was present and approved by the stockholders of the Company at a meeting at which a quorum was present.

    In this capacity, we have examined the Registration Statement, the Charter and By-Laws of the Company, the Plan, the proceedings of the Board of Directors of the Company relating to the adoption of the Plan and reservation of the Shares to be issued thereunder, certificates of the Secretary of the Company of even date herewith (as to certain factual matters), and such other statutes, certificates, instruments and documents relating to the Company, the Plan and the

Shares and matters of law as we have deemed necessary to the issuance of this opinion. In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to factual matters, we have relied on the certificates of the Secretary referenced above and have not independently verified the matters stated therein. We assume (a) that the Company will have at the time of purchase under the Plan at least that number of authorized but unissued shares of Common Stock of the Company equal to the number of shares then being purchased, and (b) that, to the extent that the shares issued under the Plan exceed 2,000,000, the Company shall have issued the requisite number of shares to permit the additional shares to be available under the terms of the Plan.

    Based upon the foregoing, we are of the opinion and advise you that the Shares to be issued by the Company pursuant to the Plan have been duly and properly authorized for issuance by the Board of Directors and, when duly issued, sold and delivered as contemplated in the Registration Statement and in accordance with the Plan and the consideration contemplated therein has been received, the Shares will be validly issued, fully paid and non-assessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm and to our opinion in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

                                Very truly yours,



                                /s/ Piper & Marbury L.L.P.